Exhibit 21.1

Subsidiaries of The Knot, Inc.

WEDDINGPAGES, INC. (DELAWARE)
CLICK TRIPS, INC. (PENNSYLVANIA)
WEDDINGCHANNEL.COM, INC. (DELAWARE)
THE BUMP MEDIA, INC. (DELAWARE)
BREASTFEEDING.COM, INC. (COLORADO)
WS HOLDINGS (US) INC. (DELAWARE)
WEDSNAP, INC. (CANADA)